Exhibit 21

                           Subsidiaries of the Company


     (1)  Subsidiaries of the Company are:

          (a)  Hauppauge Computer Works, Inc. (New York)

          (b)  HCW Distributing Corp. (New York)

     (2)  Subsidiaries of Hauppauge Computer Works, Inc. are:

          (a)  Hauppauge Computer Works, GmbH (a German corporation)

          (b)  Hauppauge Computer Works, Ltd. (a Virgin Islands corporation)

     (3)  The Subsidiary of Hauppauge Computer Works, GmbH is:

          (a)  Hauppauge Computer Works Ltd. UK (a British corporation)